Carrier Agreement

This Agreement ("Agreement") is made and entered into by and between TRUXMART - 2014 ("Customer") and United Parcel Service Inc., an Ohio Company ("UPS").

Pricing. UPS will provide the pickup and delivery services ("Services") as set forth below subject to the terms of this Agreement. These Services will be provided with the incentives ("Incentives") as also set forth below. These Incentives shall only be available to the locations and account numbers approved and identified in **Addendum A**. Account numbers of Customer and its affiliates, each of which is more than fifty percent (50.0%) owned by Customer, may be added or deleted only by mutual written agreement of Customer and UPS and require seven (7) business days notice to UPS to become effective. Customer is prohibited from reselling or offering Incentives to any other party without the prior written consent of UPS and failure to comply with this prohibition may result in immediate cancellation of this Agreement.

Customer acknowledges and agrees that the Incentives and the minimum rates in **Addendum B** are based on and derived from the most recently published UPS Daily Rates available at www.ups.com and are subject to change based on changes to such list rates. Each eligible package (or shipment) and accessorial will receive its applicable Incentive for the term of this Agreement. Incentives are applied on a weekly basis unless otherwise specified. Incentives shall be applied to prepaid outbound shipments unless otherwise noted. This Agreement will be subject to periodic review by UPS for Customer compliance.

Automation. Customer agrees to supply the UPS Service Provider with a hard copy summary manifest at the time that the packages are tendered to UPS for shipment and provide UPS with Timely Upload of electronic Package Level Detail ("PLD") in a form acceptable to UPS. PLD includes, but is not limited to, consignee's full name, complete delivery address, package weight and zone. Timely Upload is defined as the electronic transmission of PLD to UPS at the time the packages are tendered to UPS. Customer agrees to provide smart labels on all packages tendered to UPS. A smart label, as defined herein and described in the current UPS Guide to Labeling, which may be updated from time to time by UPS, includes, but is not limited to, a MaxiCode, Postal Bar Code, current UPS Routing Code, appropriate UPS Service Icon and a UPS 12 Tracking Number Bar Code. Customer further agrees that all shipping locations will use a UPS OnLine or OnLine compatible shipping solution that is approved and authorized by UPS as such.

Payment Terms. Customer agrees that all invoices will be paid by Electronic Funds Transfer or by check prior to the agreed upon due date. If the payment method changes during the life of this agreement, UPS reserves the right to reevaluate these incentives and adjust accordingly.

Service. All Services provided by UPS shall be pursuant to the UPS Rate and Service Guide and UPS Tariff/Terms and Conditions of Service in effect at the time of shipping, each of which are incorporated herein by reference and which may be subject to change without prior notice and which, together with this Agreement, are the entire agreement and understanding between Customer and UPS relating to the relationship under this Agreement, superseding all prior or contemporaneous agreements or understandings.

Confidentiality. Customer and UPS agree to maintain the confidentiality of this Agreement including its rates, terms and incentives ("Confidential Information") unless disclosure is required by law. Customer agrees not to post or publicly display this Confidential Information.

Offer Expiration and Prior Agreements. This offer is void if not accepted by April 12, 2014 ("Deadline"). Customer may accept Agreement by providing a duly signed copy of this Agreement to UPS by the Deadline. This Agreement supersedes all other agreements between the Customer and UPS regarding these Services. This Agreement is hereby signed and executed by authorized representatives of both parties.

Term. The Incentives contained in this Agreement take effect on the Monday following the signing of this Agreement or the Effective Date, whichever is later and continue until terminated by either party. Either party may terminate this Agreement at any time upon 30 days prior written notice to the other.

UPS	Customer
United Parcel Service Inc.	TRUXMART - 2014
By: [signature]	By: [signature]
Title: Act Mgr	Title: STEVEN ROSSI - PRESIDENT
Address: 1907 James E Casey Dr	Address: 4392 BROADWAY
Buffalo NY 14206	DEPEW, NY 14043
Date Signed: 3-31-14	Date Signed: MAR 31/14

Effective Date: 4-5-14

Addendum A
List of Account Numbers

TRUXMART - 2014's UPS accounts identified below shall be included in the Agreement.
The following accounts shall have their activity committed and are eligible for incentives as specified in Addendum B:

ACCOUNT	NAME AND ADDRESS
Section 1 :	
0000R7F766	TRUXMART 4392 BROADWAY DEPEW, NY 14043

*If there is an account number for the same service included in another UPS agreement, such account number will be deemed deleted from such other agreement as of the effective date.

Addendum B
Incentives

All incentives contained in this Addendum B apply to the effective UPS rate at the time of shipment and shall be applied on a weekly basis unless otherwise specified.[1]

UPS® Ground - Commercial Package - Prepaid[FC TP UP RS RTP] - Incentives Off Effective Rates
UPS® Ground - Residential Package - Prepaid Frt[FC TP RS RTP] - Incentives Off Effective Rates

Weight (lbs)	Zones									
	2	3	4	5	6	7	8	44	45	46
1 - 10	17.00%	17.00%	17.00%	17.00%	17.00%	17.00%	17.00%	17.00%	17.00%	17.00%
11 - 20	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%	20.00%
21 - 40	23.00%	23.00%	23.00%	23.00%	23.00%	23.00%	23.00%	23.00%	23.00%	23.00%
41 - 150	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%
151 and up	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%	26.00%

Commitment levels for UPS® Ground - Commercial Package - Prepaid are at least $173.66 in base transportation charges per week.
Commitment levels for UPS® Ground - Residential Package - Prepaid Frt are at least $6,464.00 in base transportation charges per week.

UPS® Ground - Large Package Surcharge - Incentives Off Effective Rates - 75.70%

UPS® Ground - Dimensional Weight

Large Package Minimum Billable Weight Per Package

For Large Packages, as described in the UPS Terms and Conditions of Service, the Shipper agrees to pay charges based on the minimum billable weight as defined below for any package shipped using the indicated service to the indicated zone.

Large Package Minimum Billable Weight Per Package by Zone (lb)
ALL
30

Portfolio Tier Incentive

Each eligible package will receive an incentive per the following schedule based on a 52 week rolling average of eligible packages tendered to UPS. The band determination is based on the cumulative base transportation charges per week (excluding accessorials and surcharges, unless otherwise specified). The incentives will be administered on a weekly basis.

Service(s)	Base Weekly Transportation Charges Bands - ($)					
	0.01 - 2,324.99	2,325.00 - 5,039.99	5,040.00 - 10,334.99	10,335.00 - 12,919.99	12,920.00 - 15,504.99	15,505.00 and up
UPS Next Day Air® - Letter - Prepaid Frt[FC TP UP RS RTP]	0.00%	33.80%	45.00%	45.50%	46.00%	46.50%
UPS Next Day Air® - Package - Prepaid Frt[FC TP UP RS RTP]	0.00%	33.80%	45.00%	45.50%	46.00%	46.50%
UPS Next Day Air Saver® - Package - Prepaid Frt[FC TP UP]	0.00%	33.80%	45.00%	45.50%	46.00%	46.50%
UPS 2nd Day Air® - Package - Prepaid Frt[FC TP UP RS RTP]	0.00%	30.00%	40.00%	40.50%	41.00%	41.50%
UPS 3 Day Select® - Package - Prepaid Frt[FC TP UP RS RTP]	0.00%	26.30%	35.00%	35.50%	36.00%	36.50%
UPS® Ground - Commercial Package - Prepaid[FC TP UP RS RTP]	0.00%	5.30%	7.00%	7.50%	8.00%	8.50%
UPS® Ground - Residential Package - Prepaid Frt[FC TP RS RTP]	0.00%	5.30%	7.00%	7.50%	8.00%	8.50%

For the first 4 week(s) of this agreement, discounts per the schedule for eligible services will be applied based on base transportation charges per week of $7,751.41.

After the first 4 week(s) of this agreement, average weekly base transportation charges per week will be based on week 4 through the week prior to the current billing week not to exceed 52 week(s). Average weekly base transportation charges per week is defined as the revenue from eligible and committed services for the given time period divided by the number of week(s) in the time period.

The following products will be included in determining the appropriate bands of the customer: Service(s) listed in Group(s) *All Small Package Freight, All International Import, All UPS Ground with Freight Pricing** of the Committed Services section at the end of the Addendum B.

Minimum Net Charge

For each shipment, Customer agrees to pay the greater of the (a) net shipment charge based on the above incentives or (b) the minimum net shipment charge.

Service	Minimum Per	Zone	Base Rate
UPS 3 Day Select® - Package - Prepaid Frt[FC TP UP RS RTP]	Package	ALL	UPS 3 Day Select® Zone 302 1 lb
UPS® Ground - Commercial Package - Prepaid[FC TP UP RS RTP]	Package	ALL	UPS Ground Zone 002 1 lb
UPS® Ground - Residential Package - Prepaid Frt[FC TP RS RTP]	Package	ALL	UPS Ground Zone 002 1 lb

Committed Services:

All Small Package Freight: Domestic and Export transportation charges from the following: Letter, Document, Package, Pallet, or Hundredweight prepaid, Freight Collect, Third Party, Consignee Billing, World Ease, Consolidated Clearance, Return Services or ARS will be used to determine the customer's incentive levels: Next Day Air Early AM; Next Day Air; Next Day Air Saver, 2nd Day Air A.M.; 2nd Day Air; 3 Day Select; US Ground; US Export Worldwide Express / Express Plus (Excluding 10 kg and 25 kg box); US Export Worldwide Saver (Excluding 10 kg and 25 kg box); Export Worldwide Express Freight, US Export Worldwide Expedited; UPS Standard.

All International Import: Import transportation charges from the following: Letter, Document, Package or Pallet, Single-Piece or Multi-Piece, Freight Collect, Third Party, Consignee Billing, World Ease, Consolidated Clearance or Return Services will be used to determine the customer's incentive levels: US Import Worldwide Express Plus; US Import Worldwide Express NA1 (Excluding 10 kg and 25 kg box); US Import Worldwide Express / Express Plus (Excluding 10 kg and 25 kg box); Import Worldwide Express Freight, US Import Worldwide Saver (Excluding 10 kg and 25 kg box); US Import Worldwide Expedited; Import Worldwide Standard; US Import 3 Day Select from Canada; US Import Standard.

All UPS Ground with Freight Pricing: The following service(s) will be used to determine the band of the customer: UPS Ground with Freight Pricing.

Electronic PLD Bonus

The incentives detailed earlier in this Agreement include an Electronic PLD bonus up to the amount defined in the table below. Shipments tendered via non-Electronic PLD will not receive this bonus. At no point will non-application of the bonus result in net rates that exceed the published rates in effect at the time of shipment. The bonus will be applicable to all shipments paid for by accounts in this agreement.

Service(s)	Electronic PLD Bonus
UPS Next Day Air® - Letter - Prepaid Frt	10.00%
UPS Next Day Air® - Package - Prepaid Frt	10.00%
UPS Next Day Air Saver® - Package - Prepaid Frt	10.00%
UPS 2nd Day Air® - Package - Prepaid Frt	10.00%
UPS 3 Day Select® - Package - Prepaid Frt	10.00%
UPS® Ground - Commercial Package - Prepaid	5.00%
UPS® Ground - Residential Package - Prepaid Frt	5.00%

The following methods of providing UPS shipment information will be considered non-electronic for this agreement: Manifest Key Entered, Manifest Summary, Hundredweight Shipping Document, Paper Waybill, Air Shipping Document, Shipping Record (SRB/SRM), Consignee Billing Paper Books. All other shipment information will be considered electronic PLD.

Notes:

1. Incentives are based on and derived from the most recently published Daily Rates and adjusted periodically pursuant to the terms and conditions of the Carrier Agreement. Updated rate charts will be made available to Customer in January of subsequent contract years by contacting your UPS account executive.

[FC] The incentives will be extended to Freight Collect Shipments and Undeliverable Packages Freight Collect where applicable for the zones listed.

[TP] The incentives will be extended to Third Party Shipments and Undeliverable Packages Third Party where applicable for the zones listed.

[UP] Undeliverable Packages will be returned as specified in the UPS Terms and Conditions. Any incentives in effect at the time of shipment for the service in which an undeliverable package is shipped will be applied to the undeliverable package.

[RS] The incentives will be extended to Return Services where applicable for the zones listed.

[RTP] The incentives will be extended to Third Party Return Services where applicable for the zones listed.

* UPS Ground with Freight Pricing is committed based on net transportation charges.